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Exhibit 99.2

SLM CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION
THIRD QUARTER 2003
(Dollars in millions, except per share amounts)

        The following supplemental information should be read in connection with SLM Corporation's (the "Company") press release of third quarter 2003 earnings, dated October 16, 2003.

        Statements in this Supplemental Financial Information release, which refer to expectations as to future developments, are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks, uncertainties and other factors that may cause the actual results to differ materially from such forward-looking statements. Such factors include, among others, changes in the terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations and from changes in such laws and regulations; changes in the demand for educational financing or in financing preferences of educational institutions, students and their families; and changes in the general interest rate environment. For more information, see our filings with the Securities and Exchange Commission ("SEC").

        Definitions for capitalized terms in this document can be found in the Company's 2002 Form 10-K filed with the SEC on March 27, 2003.

        In May 2003, the Board of Directors approved a three-for-one split of our common stock to be effected in the form of a stock dividend. The additional shares of stock were distributed on June 20, 2003, for all shareholders of record on June 6, 2003. All share and per share amounts presented have been retroactively restated for the stock split. Stockholders' equity has been restated to give retroactive recognition to the stock split for all periods presented by reclassifying from additional paid-in capital to common stock the par value of the additional shares issued as a result of the stock split.

        Certain reclassifications have been made to the balances as of and for the quarter and nine months ended September 30, 2002, to be consistent with classifications adopted for 2003.

THIRD QUARTER HIGHLIGHTS

        In addition to evaluating our financial information based on generally accepted accounting principles ("GAAP"), management, credit rating agencies, lenders and analysts also evaluate us on certain non-GAAP-based performance measures, which we refer to as "core cash" performance measures. Under these "core cash" performance measures, management analyzes the student loan portfolio on a Managed Basis and treats securitization transactions as financings versus sales. As such, the securitization gain on sale and subsequent servicing and securitization revenue are eliminated from income, and net interest income from securitized loans is recognized.

        When calculating these "core cash" performance measures we eliminate the benefit of Floor Income and use pre- Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," accounting for our derivative transactions, whereby we treat our derivatives as effective hedges and eliminate the derivative market value adjustment from our income statement. These "core cash" performance measures also eliminate the net benefit of Floor Income. We also exclude certain transactions that management does not consider part of our core business, such as gains or losses on certain sales of securities and derivative contracts, and the amortization of acquired intangible assets.

        A detailed presentation and discussion of "core cash" results of operations, including a reconciliation of GAAP net income to "core cash" net income, is included herein under "Core Cash" Results of Operations. The following key measurements are presented on a "core cash" basis for the quarters ended September 30, 2003, June 30, 2003 and September 30, 2002 and for the nine months ended September 30, 2003 and 2002 except for GAAP diluted earnings (loss) per share.

	Quarters ended			Nine months ended
	September 30, 2003	June 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
GAAP diluted earnings (loss) per share, after cumulative effect of accounting change	$1.04	$.80	$(.14)	$2.71	$1.00
"Core cash" diluted earnings per share	$.49	$.44	$.40	$1.36	$1.12
Managed student loan spread	1.92%	1.93%	1.88%	1.93%	1.88%
"Core cash" fee and other income	$168	$137	$134	$452	$379
"Core cash" operating expenses	$177	$183	$169	$533	$492
Managed student loan acquisitions	$5,142	$4,807	$4,033	$15,297	$13,015
Preferred Channel originations	$5,083	$1,899	$4,101	$11,905	$9,714
Loans securitized	$9,024	$6,760	$2,829	$22,106	$7,859
Managed student loans outstanding, net	$85,811	$83,114	$77,114	$85,811	$77,114

        The main drivers of the growth in our "core cash" earnings include the growth in the Managed student loan portfolio, stable student loan spreads and increasing fee and other income. In the third quarter of 2003, we reported "core cash" diluted earnings per share ("EPS") of $.49, which was a 23 percent increase over the third quarter of 2002 and an 11 percent increase over the prior quarter's "core cash" EPS.

        The growth in our Managed student loans outstanding is an important driver of future earnings growth. In the third quarter of 2003, our Managed student loan portfolio grew by $2.7 billion from $83.1 billion at June 30, 2003 to $85.8 billion at September 30, 2003. This growth in the student loan portfolio was fueled by the $5.1 billion in new student loans acquired in the third quarter of 2003, a 27 percent increase over the $4.0 billion acquired in the third quarter of 2002 and a 7 percent increase from the $4.8 billion acquired in the second quarter of 2003.

        In the second quarter of 2003, we delayed the processing of most of the Consolidation Loan applications received after April 21, 2003 to allow borrowers to take advantage of the new lower interest rate that took effect on July 1, 2003. This shifted our acquisition of Consolidation Loans to the third quarter, resulting in a net increase in Consolidation Loans of $196 million for the quarter. Net runoff of Consolidation Loans from the second quarter of 2003 was $246 million, and net runoff in the third quarter of 2002 was $62 million.

        During the third quarter of 2003, our "core cash" student loan spread, which measures the spread on our Managed portfolio of student loans exclusive of Floor Income, was 1.92 percent versus 1.93 percent in the prior quarter and 1.88 percent in the year-ago quarter. The decrease in the "core cash" student loan spread is due primarily to a higher relative cost of funds and the growth in Consolidation Loan Rebate Fees. The negative impact from these fees is partially offset by lower student loan premium amortization and by lower borrower benefits on Consolidation Loans. The increase in the "core cash" student loan spread versus the prior year is due to growth in higher yielding private credit student loans and higher amortization of the upfront payment of Floor Income Contracts.

        We continue to expand our guarantor servicing and debt management services. These businesses generated revenue of $118 million in the third quarter of 2003, an increase of 55 percent over the year-ago quarter and a 53 percent increase over the prior quarter. The 53 percent increase in guarantor servicing and debt management fee revenue versus the prior quarter is mainly due to seasonal factors in the guarantor servicing business and to an increase in debt management fees caused by the second quarter suspension of the Federal Direct Loan Program's ("FDLP") Consolidation Loan disbursements until after the July 1 borrower interest rate reset, which deferred $7 million of default portfolio management fees to the third quarter. The growth in other income versus the year-ago quarter is due to the continued growth of our debt management business and the increase in mortgage origination fees caused mainly by the acquisition of Pioneer Mortgage in the second quarter of 2003.

        In the third quarter of 2003, "core cash" operating expenses were $177 million versus $169 million in the year-ago quarter and $183 million in the second quarter of 2003. The decrease in operating expenses versus the prior quarter was primarily due to lower legal fees caused by an insurance reimbursement, lower mortgage origination expenses from lower originations and to a second quarter accrual of severance costs for an information technology outsourcing initiative. The $8 million increase versus the prior year can mainly be attributed to the growth in the business and an increase in mortgage operating expenses due to the acquisition of Pioneer Mortgage in the second quarter of 2003, increased servicing and debt management expenses consistent with the growth in borrowers and the growth in the debt management business.

        We repurchased 1.5 million common shares in the third quarter of 2003 primarily through equity forward settlements. We also issued 1.6 million shares related to our benefit plans. For the nine months ended September 30, 2003, we have repurchased 21.6 million shares, and issued 8.5 million shares under our benefit plans. Common stock outstanding at September 30, 2003 was 451 million shares.

        During the third quarter of 2003, we completed four securitizations totaling $9.0 billion, of which two were securitizations of FFELP Stafford/PLUS loans totaling $3.5 billion, and two were securitizations of Consolidation Loans totaling $5.5 billion. The two Consolidation Loan securitizations did not meet the criteria of being a qualifying special purpose entity ("QSPE") and are accounted for on-balance sheet as variable interest entities. As a result, no gain or loss was recorded on these transactions.

RESULTS OF OPERATIONS

        The following table presents the GAAP statements of income for the quarters ended September 30, 2003, June 30, 2003 and September 30, 2002 and for the nine months ended September 30, 2003 and 2002.

Condensed Statements of Income

	Quarters ended				Nine months ended
	September 30, 2003	June 30, 2003		September 30, 2002	September 30, 2003	September 30, 2002
Student loans	$425		$452	$505	$1,313	$1,573
Academic facilities financings and other loans	19		19	22	59	70
Investments	39		42	28	109	109

Total interest income	483		513	555	1,481	1,752
Interest expense	233		247	301	724	928

Net interest income	250		266	254	757	824
Less: provision for losses	42		36	34	121	83

Net interest income after provision for losses	208		230	220	636	741

Other income:
Gains on student loan securitizations	39		314	18	659	76
Servicing and securitization revenue	75		137	121	349	496
Losses on sales of securities, net	(6)		(26)	(63)	(114)	(189)
Derivative market value adjustment	250		(29)	(366)	335	(255)
Guarantor servicing fees	40		25	28	101	78
Debt management fees	78		52	48	190	137
Other	54		61	63	169	169

Total other income (loss)	530		534	(151)	1,689	512
Operating expenses	184		190	174	553	509

Income (loss) before income taxes and cumulative effect of accounting change	554		574	(105)	1,772	744
Income taxes (benefit)	204		201	(43)	633	258

Income (loss) before cumulative effect of accounting change	350		373	(62)	1,139	486
Cumulative effect of accounting change	130		—	—	130	—

Net income (loss)	480		373	(62)	1,269	486
Preferred stock dividends	3		3	3	8	9

Net income (loss) attributable to common stock	$477		$370	$(65)	$1,261	$477

Diluted earnings (loss) per common share:
Before cumulative effect of accounting change	$.76		$.80	$(.14)	$2.43	$1.00
Cumulative effect of accounting change	.28		—	—	.28	—

Diluted earnings (loss) per common share, after cumulative effect of accounting change	$1.04	$	..80	$(.14)	$2.71	$1.00

On-Balance Sheet Student Loan Spread

        The following table analyzes the reported earnings from student loans on-balance sheet for the quarters ended September 30, 2003, June 30, 2003 and September 30, 2002 and for the nine months ended September 30, 2003 and 2002.

On-Balance Sheet Student Loan Spread Analysis

	Quarters ended			Nine months ended
	September 30, 2003	June 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Student loan yields, before Floor Income	4.17%	4.36%	4.91%	4.32%	5.08%
Floor Income	.33	.42	.37	.35	.61
Consolidation Loan Rebate Fees	(.51)	(.46)	(.41)	(.49)	(.38)
Offset Fees	(.07)	(.08)	(.09)	(.07)	(.10)
Borrower benefits	(.08)	(.08)	(.08)	(.08)	(.08)
Premium and origination fee amortization	(.08)	(.06)	(.14)	(.08)	(.22)

Student loan net yield	3.76	4.10	4.56	3.95	4.91
Student loan cost of funds	(1.54)	(1.69)	(2.25)	(1.66)	(2.42)

Student loan spread	2.22%	2.41%	2.31%	2.29%	2.49%

Student loan average balance	$44,839	$44,173	$43,862	$44,393	$42,835

        The decrease in the student loan spread in the third quarter of 2003 versus the prior quarter and the third quarter of 2002 was mainly due to the fluctuations in the amount of Floor Income discussed below. The decrease in the student loan spread, exclusive of Floor Income, versus both the prior quarter and the year-ago quarter is primarily due to a higher relative cost of funds and the growth in the Consolidation Loans. Consolidation Loans have lower spreads due to the 105 basis point Consolidation Loan Rebate Fee, which is partially offset by the longer average life of Consolidation Loans, that lengthens the premium amortization period resulting in lower student loan premium amortization expense per period. The third quarter student loan spread was also adversely impacted by higher premium write-offs from the increase in Consolidations into FDLP, caused primarily by the FDLP's temporary suspension of disbursements for new consolidations in the second quarter of 2003.

On-Balance Sheet Floor Income

        We earned $37 million or 33 basis points of Floor Income in the third quarter of 2003, of which $1 million relates to Variable Rate loans and $36 million relates to Fixed Rate loans, primarily Consolidation Loans. In comparison, we realized $40 million or 37 basis points in Floor Income in the year-ago quarter ($1 million from Variable Rate loans and $39 million from Fixed Rate loans), and $46 million or 42 basis points of Floor Income in the prior quarter ($16 million from Variable Rate loans and $30 million from Fixed Rate loans). The reduction in on-balance sheet Fixed Rate Floor Income from the year-ago quarter is mainly due to the increase in the notional value of Floor Income Contracts as Floor Income earned on the underlying student loans is passed through to counterparties and reduces the net amount of Floor Income earned and to the off-balance sheet securitizations of Consolidation Loans. The upfront payment received on Floor Income contracts is included in the derivative market value adjustment, and is effectively recognized in income over the life of the contract. This reduction was offset by the increase in Consolidation Loans.

Net Interest Margin and Net Interest Income

        The net interest margin for the third quarters of 2003 and 2002 and the second quarter of 2003 was 1.86 percent, 2.11 percent and 2.12 percent, respectively. The fluctuations in the net interest margin were largely driven by the fluctuations in the student loan spread discussed above, particularly the decrease of Floor Income versus the prior quarter and the year-ago quarter.

        The net interest margin was also negatively impacted by the increase in lower yielding short-term investments caused by the increase in non-GSE funding. Investments held in the third quarter outside of the GSE that are in excess of our normal liquidity needs are expected to be replaced in the fourth quarter by assets that will be transferred from the GSE. We also experienced higher relative funding costs from the increase in non-GSE funding as a percentage of total on-balance sheet funding. The following table reflects the rates earned on assets and paid on liabilities for the quarters ended September 30, 2003, June 30, 2003 and September 30, 2002 and for the nine months ended September 30, 2003 and 2002.

	Quarters ended
	September 30, 2003		June 30, 2003		September 30, 2002
	Amount	Rate	Amount	Rate	Amount	Rate
Average Assets
Student loans	$44,839	3.76%	$44,173	4.10%	$43,862	4.56%
Academic facilities financings and other loans	1,135	7.09	1,162	7.13	1,289	7.30
Investments	8,032	2.01	6,041	3.02	4,213	3.24

Total interest earning assets	54,006	3.57%	51,376	4.04%	49,364	4.52%

Non-interest earning assets	6,561		5,856		4,385

Total assets	$60,567		$57,232		$53,749

Average Liabilities and Stockholders' Equity
Six-month floating rate notes	$3,087	1.06%	$2,985	1.18%	$3,062	1.77%
Other short-term borrowings	24,729	1.46	21,573	1.71	25,965	2.01
Long-term notes	26,892	1.97	27,675	2.11	20,492	3.01

Total interest bearing liabilities	54,708	1.69%	52,233	1.89%	49,519	2.41%

Non-interest bearing liabilities	3,078		2,743		2,450
Stockholders' equity	2,781		2,256		1,780

Total liabilities and stockholders' equity	$60,567		$57,232		$53,749

Net interest margin		1.86%		2.12%		2.11%

	Nine months ended
	September 30, 2003		September 30, 2002
	Amount	Rate	Amount	Rate
Average Assets
Student loans	$44,393	3.95%	$42,835	4.91%
Academic facilities financings and other loans	1,154	7.27	1,529	6.74
Investments	6,114	2.54	4,818	3.30

Total interest earning assets	51,661	3.86%	49,182	4.81%

Non-interest earning assets	5,882		4,658

Total assets	$57,543		$53,840

Average Liabilities and Stockholders' Equity
Six-month floating rate notes	$2,987	1.17%	$2,994	1.86%
Other short-term borrowings	23,068	1.56	27,580	2.13
Long-term notes	26,226	2.19	19,099	3.14

Total interest bearing liabilities	52,281	1.85%	49,673	2.50%

Non-interest bearing liabilities	2,886		2,337
Stockholders' equity	2,376		1,830

Total liabilities and stockholders' equity	$57,543		$53,840

Net interest margin		1.99%		2.29%

Securitization Program

        During the third quarter 2003, we completed four securitizations totaling $9.0 billion. We completed two securitizations of FFELP Stafford/PLUS loans totaling $3.5 billion and two securitizations of Consolidation Loans totaling $5.5 billion. The two Consolidation Loan transactions did not meet the requirements of being QSPEs and were therefore accounted for on-balance sheet as variable interest entities. As a result, no gain or loss was recorded on these transactions. During the second quarter of 2003 we completed four securitizations, one of which did not receive sale treatment. In the third quarter of 2002, we completed two securitizations, both of which received sale treatment. The following table summarizes securitization activity for the quarters ended September 30, 2003, June 30, 2003 and September 30, 2002 and for the nine months ended September 30, 2003 and 2002.

	Quarters ended
	September 30, 2003			June 30, 2003			September 30, 2002
	Number of Transactions	Amount Securitized	Gain %	Number of Transactions	Amount Securitized	Gain %	Number of Transactions	Amount Securitized	Gain %
FFELP Stafford/PLUS loans	2	$3,511	1.12%	1	$1,005	1.32%	2	$2,829.63%
Consolidation Loans	—	—	—	1	2,251	9.59	—	—	—
Private credit student loans	—	—	—	1	1,248	6.82	—	—	—

Total securitization sales	2	3,511	1.12%	3	4,504	6.98%	2	2,829.63%

On-balance sheet securitization of Consolidation Loans	2	5,513		1	2,256		—	—

Total loans securitized	4	$9,024		4	$6,760		2	$2,829

	Nine months ended
	September 30, 2003			September 30, 2002
	Number of Transactions	Amount Securitized	Gain %	Number of Transactions	Amount Securitized	Gain %
FFELP Stafford/PLUS loans	4	$5,772	1.26%	5	$7,859.96%
Consolidation Loans	2	4,256	10.19	—	—	—
Private credit student loans	2	2,253	6.79	—	—	—

Total securitization sales	8	12,281	5.37%	5	7,859.96%

On-balance sheet securitization of Consolidation Loans	4	9,825		—	—

Total loans securitized	12	$22,106		5	$7,859

        The increase in the gain for the third quarter of 2003 securitizations versus the year ago quarter's securitizations is primarily attributable to lower relative costs of funds on the 2003 transactions and lower premium write-offs.

Servicing and Securitization Revenue

        Servicing and securitization revenue, the ongoing revenue from securitized loan pools, includes the interest earned on the Residual Interest asset, the revenue we receive for servicing the loans in the securitization trusts, and Embedded Floor Income on securitized student loans not previously included in the gain on sale calculation.

        The following table summarizes the components of servicing and securitization revenue:

	Quarters ended			Nine months ended
	September 30, 2003	June 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Servicing revenue	$81	$77	$71	$233	$207
Securitization revenue, before Embedded Floor Income	18	44	39	103	71

Servicing and securitization revenue, before Embedded Floor Income	99	121	110	336	278

Embedded Floor Income	79	102	29	260	276
Less:
Payments on Floor Contracts	(55)	(46)	(18)	(137)	(58)
Floor Income previously recognized in gain calculation	(48)	(40)	—	(110)	—

Net Embedded Floor Income	(24)	16	11	13	218

Total servicing and securitization revenue	$75	$137	$121	$349	$496

Average off-balance sheet student loans	$39,803	$37,811	$32,705	$37,631	$31,790

        Servicing and securitization revenue was .75 percent of the average balance of securitized loans in the third quarter of 2003, 1.45 percent in the prior quarter and 1.47 percent in the corresponding year-ago quarter. The decrease in servicing and securitization revenue for the third quarter before the impact of Embedded Floor Income is primarily due to payments on basis swaps hedging cash flows on securitized loans. The income or expense that is accrued on the hedged item that offsets the basis swap payments is accrued over time as a yield adjustment to the interest earned on the Residual Interest asset.

Liquidity and Capital Resources

        Total equity was $2.6 billion at September 30, 2003, an increase of $278 million from June 30, 2003. Our tangible capital was 2.06 percent and 1.81 percent of Managed assets at September 30, 2003 and June 30, 2003, respectively. At September 30, 2003, total capital included the cumulative effect of SFAS No. 133, which decreased capital on a timing basis by 19 percent, offset by a 29 percent increase to capital due to the change in fair value of the Embedded Floor Income component of the Retained Interest.

        We repurchased 1.5 million common shares during the third quarter of 2003 primarily through equity forward settlements. We also issued 1.6 million shares related to benefit plans. At September 30, 2003, the total common shares that could potentially be acquired over the next five years under outstanding equity forward contracts was 40.2 million shares at an average price of $35.39 per share.

We have remaining authority to enter into additional share repurchases and equity forward contracts for 17 million shares.

        For the nine months ended September 30, 2003, we have repurchased 21.6 million shares, and issued 8.5 million shares under our benefit plans. Common stock outstanding at September 30, 2003 was 451 million shares.

Equity Forward Contracts

        The Financial Accounting Standards Board ("FASB") recently issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," which covers the accounting for equity forwards. Under SFAS No. 150, equity forward contracts that allow a net settlement option either in cash or the Company's stock are required to be accounted for in accordance with SFAS No. 133 as derivatives. Those equity forward contracts that require physical settlement only (cash for shares) must be accounted for as a liability. Our existing contracts provide for net share or net cash settlement options, so as a result, we now account for our equity forward contracts as derivatives in accordance with SFAS No. 133 and periodically mark them to market through earnings. In accordance with SFAS No. 150, equity forward contracts that we entered into prior to June 1, 2003 and outstanding at July 1, 2003, were marked-to-market on July 1, and we recorded a gain of $130 million which was reflected as a "cumulative effect of accounting change." We typically pay a "cost to carry" each month to the counterparty based on LIBOR plus a spread or at a fixed interest rate and net of dividends received. This cost will be treated as part of the mark-to-market of the equity forward contracts through earnings. The transition gain was reduced by the cumulative cost of carry on those positions that was previously recognized in additional paid-in capital. In the third quarter of 2003, we recognized a $15 million loss related to the mark-to-market of our equity forward contracts.

Retirement of Treasury Stock and Stock Split

        In July 2003, the Board of Directors voted to retire 170 million shares of common stock held in treasury, effective in September 2003. Based on an average price of $18.04 per share, this retirement decreased the balance in treasury stock by $3.1 billion, with corresponding decreases of $34 million in common stock and $3.0 billion in retained earnings.

        In May 2003, the Board of Directors approved a three-for-one split of our common stock to be effected in the form of a stock dividend. The additional shares of stock were distributed on June 20, 2003, for all shareholders of record on June 6, 2003. All share and per share amounts presented have been retroactively restated for the stock split. Stockholders' equity has been restated to give retroactive recognition to the stock split for all periods presented by reclassifying from additional paid-in capital to common stock the par value of the additional shares issued as a result of the stock split.

Leveraged Leases

        At September 30, 2003, we had investments in leveraged and direct financing leases, net of impairments, totaling $198 million that are general obligations of three commercial airlines and Federal Express Corporation. In the third quarter of 2003, aircraft passenger volume continued to improve, however, it is still below levels experienced prior to September 11, 2001 and a significant number of aircraft remain grounded. We did not recognize any impairment for leveraged leases in the third quarter, but we will continue to monitor these investments given the continued uncertainty surrounding the airline industry. Based on an analysis of the expected losses on certain leveraged leases plus the incremental increase in tax obligations related to forgiveness of debt obligations and/or the taxable gain on the sale of the aircraft, our remaining exposure to the airline industry is $125 million.

"CORE CASH" RESULTS OF OPERATIONS

Explanation of Adjustments to GAAP

        In accordance with the Rules and Regulations of the SEC, we prepare financial statements in accordance with GAAP. As discussed under "Financial Highlights," in addition to evaluating the Company's GAAP-based financial information, management, credit rating agencies, lenders and analysts also evaluate the Company on certain non-GAAP performance measures that we refer to as "core cash" results of operations. The Company reports pro forma "core cash" earnings, which the Company believes provide additional insights into its business. "Core cash" earnings reflect only current period adjustments to GAAP earnings as described below. Accordingly, the Company's "core cash" earnings presentation does not represent another comprehensive basis of accounting. A more detailed discussion of the differences between GAAP earnings and "core cash" earnings calculations follows.

Securitizations

        For those securitizations treated as sales, we record a Residual Interest asset that equals the present value of the estimated future net cash flows from the portfolio of loans sold and, at the same time, we record a gain on the sale calculated as the difference between the relative fair value and the carrying value of the assets sold. The gain on sale effectively accelerates income recognition of the pool of student loans securitized while the ultimate realization of such income remains dependent on their actual performance over time. Fees earned for servicing the loan portfolios and interest earned on the Residual Interest asset are recognized over the life of the securitization as servicing and securitization revenue. For "core cash" results of operations, we treat securitization transactions as financings and eliminate the securitization gain on sale and subsequent servicing and securitization revenue from income. We then recognize the net interest income from securitized loans as if they remained on-balance sheet, so that the performance of the portfolio of loans is measured on a Managed Basis.

Floor Income

        In low interest rate environments when our student loans are earning at the fixed borrower rate and the interest on our floating rate debt is continuing to decline, we earn additional spread income that we refer to as "Floor Income." The timing and amount of Floor Income is uncertain and tied to interest rate fluctuations, so we exclude such income from our "core cash" results of operations.

Derivative Accounting

        SFAS No. 133 requires that changes in the fair value of derivative instruments be recognized currently in earnings unless specific hedge accounting criteria as specified by SFAS No. 133 are met. We believe that our derivatives are effective economic hedges and they are a critical element of our interest rate risk management strategy. However, under SFAS No. 133, some of our derivatives, primarily Floor Income Contracts, Eurodollar futures contracts, and certain basis swaps, are not considered accounting hedges, as further discussed below. In these instances, the derivatives are classified as "trading" derivatives for GAAP purposes and marked-to-market each quarter. The period to period change in the fair value of these derivatives is recorded through the derivative market value adjustment in the income statement with no consideration for the corresponding change in fair value of the hedged item. The derivative market value adjustment is caused by interest rate volatility and changing credit spreads during the period and the volume and term of derivatives not receiving hedge accounting treatment.

        Our Floor Income Contracts are written options. SFAS No. 133's hedge criteria regarding effectiveness when using written options is more stringent than other hedging relationships. Because the paydown of principal of the student loans underlying the Embedded Floor Income in our student loans does not exactly match the change in the notional amount of our written Floor Income Contracts, the written Floor Income Contracts do not qualify as effective hedges under SFAS No. 133. The Floor Income Contracts effectively fix the amount of Floor Income we will earn over the contract period, thus eliminating the timing and uncertainty associated with Floor Income for that period. Prior to SFAS No. 133, we accounted for Floor Income Contracts as hedges and amortized the upfront cash compensation ratably over the lives of the contracts. Under SFAS No. 133, the upfront payment is deemed a liability and changes in fair value are recorded through income throughout the life of the contract. The changes in the value of Floor Income Contracts is caused by changing interest rates that cause the underlying student loans to earn varying amounts of or no Floor Income, which is transferred to the counterparties. The change in the market value of the Floor Income Contracts is economically offset by the change in value of the student loan portfolio earning Floor Income, but that offsetting change in value is not recognized under SFAS No. 133.

        Basis swaps are used to convert the floating rate debt from one interest rate index to another to match the interest rate characteristics of the assets. We primarily use basis swaps to change the index of our fixed rate and LIBOR-based debt, to better match the cash flows of our student loan assets that are indexed to commercial paper or the Treasury bill. SFAS No. 133 requires that the change in the cash flows of the hedge effectively offset both the change in the cash flows of the asset and the change in the cash flows of the liability. Our basis swaps hedge variable interest rate risk and do not meet this effectiveness test, because student loans can earn at either a variable or a fixed interest rate depending on market interest rates. We also have basis swaps that economically hedge off-balance sheet instruments that do not meet the SFAS No. 133 effectiveness test. As a result, these swaps are recorded at fair value with subsequent changes in value reflected in the income statement.

        The following tables present the "core cash" statements of income and the reconciliation of GAAP net income (loss) to "core cash" net income for the quarters ended September 30, 2003, June 30, 2003 and September 30, 2002 and for the nine months ended September 30, 2003 and 2002.

"Core Cash" Statements of Income

	Quarters ended			Nine months ended
	September 30, 2003	June 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Managed federally insured student loans	$632	$644	$718	$1,920	$2,190
Managed private credit student loans	119	110	94	328	246
Academic facilities financings and other loans	19	19	22	59	70
Investments	44	44	28	117	109

Total Managed interest income	814	817	862	2,424	2,615
Managed interest expense	410	424	504	1,254	1,572

Net managed interest income	404	393	358	1,170	1,043
Less: provision for losses	43	29	34	104	97

Net Managed interest income after provision for losses	361	364	324	1,066	946

Other income:
Guarantor servicing fees	40	25	28	101	78
Debt management fees	78	52	48	190	137
Other	50	60	58	161	164

Total other income	168	137	134	452	379
Operating expenses	177	183	169	533	492

Income before income taxes	352	318	289	985	833
Income taxes	124	108	95	344	289

"Core cash" net income	228	210	194	641	544
Preferred stock dividends	3	3	3	8	9

"Core cash" net income attributable to common stock	$225	$207	$191	$633	$535

"Core cash" diluted earnings per common share	$.49	$.44	$.40	$1.36	$1.12

Reconciliation of GAAP Net Income to "Core Cash" Net Income

	Quarters ended			Nine months ended
	September 30, 2003	June 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
GAAP net income (loss)	$480	$373	$(62)	$1,269	$486

"Core cash" adjustments:
Net interest income on securitized loans	178	196	130	541	559
Floor income on Managed loans	(61)	(103)	(51)	(238)	(424)
Provision for losses on securitized loans	(1)	7	—	17	(14)
Gains on student loan securitizations	(39)	(314)	(18)	(659)	(76)
Servicing and securitization revenue	(75)	(137)	(121)	(349)	(496)
Losses on sales of securities, net	4	4	49	81	154
Amortization of acquired intangibles	7	7	6	21	17
Net impact of derivative accounting	(212)	84	400	(195)	371
Other	(4)	(1)	(1)	(6)	(3)

Total "core cash" adjustments before income taxes and cumulative effect of accounting change	(203)	(257)	394	(787)	88
Net tax effect (A)	81	94	(138)	289	(30)

Total "core cash" adjustments before cumulative effect of accounting change	(122)	(163)	256	(498)	58
Cumulative effect of accounting change	(130)	—	—	(130)	—

Total "core cash" adjustments	(252)	(163)	256	(628)	58

"Core cash" net income	$228	$210	$194	$641	$544

(A)
Such tax effect is based upon our marginal tax rate for the respective period.

        In the third quarter of 2003, we recognized $212 million of net, pre-tax mark-to-market gains due to the net impact of SFAS No. 133 derivative accounting versus $84 million of net, pre-tax losses in the second quarter 2003 and $400 million of net, pre-tax losses in the third quarter 2002. The table below quantifies the impact of SFAS No. 133 derivative accounting on our net income for the quarters ended September 30, 2003, June 30, 2003 and September 30, 2002 and for the nine months ended September 30, 2003 and 2002 when compared with the accounting principles employed in all years prior to the SFAS No. 133 implementation. Gains and losses on certain closed derivative positions that previously qualified as hedges were capitalized and amortized over the term of the hedged item. Under

SFAS No. 133, these amounts are recorded immediately. The adjustments to "core cash" net income for the net impact of SFAS No. 133 derivative accounting are summarized as follows:

	Quarters ended			Nine months ended
	September 30, 2003	June 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Reversal of SFAS No. 133 income statement items:
Derivative market value adjustment included in other income	$(250)	$29	366	$(335)	255
Amortization of derivative items included in other comprehensive income at transition	—	—	—	—	1
"Core cash" derivative adjustments:
Amortization of premiums on Floor Income Contracts cap hedges in net interest income	42	39	24	122	89
Reversal of amortization of Floor Income Contracts de-designated as effective hedges on December 31, 2000 in net interest income	—	1	2	2	8
Reversal of impact of Eurodollar futures contracts and Floor Income Contracts in gain/loss on sales of securities, net	1	21	10	31	31
Amortization of closed Eurodollar futures contracts in net interest income	(5)	(6)	(2)	(15)	(13)

Total net impact of SFAS No. 133 derivative accounting	$(212)	$84	$400	$(195)	$371

        The entire net impact of SFAS No. 133 derivative accounting has been excluded for "core cash" results.

        In accordance with SFAS No. 150, equity forward contracts that we entered into prior to June 1, 2003 and outstanding at July 1, 2003, were marked-to-market on July 1, and we recorded a gain of $130 million which was reflected as a "cumulative effect of accounting change." This gain has been excluded for "core cash" results.

"Core Cash" Student Loan Spread

        The following table analyzes the reported earnings from our portfolio of Managed student loans, which includes loans both on-balance sheet and off-balance sheet in securitization trusts and excludes Floor Income.

	Quarters ended			Nine months ended
	September 30, 2003	June 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
"Core cash" student loan yields	4.13%	4.31%	4.87%	4.29%	5.05%
Consolidation Loan Rebate Fees	(.36)	(.35)	(.27)	(.35)	(.25)
Offset Fees	(.04)	(.04)	(.05)	(.04)	(.06)
Borrower benefits	(.09)	(.12)	(.11)	(.11)	(.11)
Premium and origination fee amortization	(.12)	(.11)	(.23)	(.13)	(.26)

"Core cash" student loan net yield	3.52	3.69	4.21	3.66	4.37
"Core cash" student loan cost of funds	(1.60)	(1.76)	(2.33)	(1.73)	(2.49)

"Core cash" student loan spread	1.92%	1.93%	1.88%	1.93%	1.88%

Average Balances
On-balance sheet student loans	$44,839	$44,173	$43,862	$44,393	$42,835
Securitized student loans	39,803	37,811	32,705	37,631	31,790

Managed student loans	$84,642	$81,984	$76,567	$82,024	$74,625

        The decrease in the third quarter of 2003 "core cash" student loan spread versus the second quarter of 2003 can primarily be attributed to a higher relative cost of funds and the growth in Consolidation Loans. Consolidation Loans have lower spreads due to the 105 basis point Consolidation Loan Rebate Fees, that is partially offset by lower premium amortization expense caused by the longer average life of Consolidation Loans. Consolidation Loans also have lower borrower benefits. The third quarter "core cash" student loan spread was also lowered by higher premium write-offs from the increase in consolidations into FDLP, caused primarily by the FDLP's temporary suspension of disbursements for new consolidations in the second quarter of 2003.

        The increase in the "core cash" student loan spread in the third quarter of 2003 versus the third quarter of 2002 is mainly due to an increase in the amortization of the upfront cash received from Fixed Rate Floor Income contracts and to the increase in the amortization of the loan discount on private credit student loans. These increases were partially offset by the growth in Consolidation Loans for reasons discussed above and a higher relative cost of funds.

Allowance for Private Credit Student Loan Losses—Managed Basis

        An analysis of our Managed allowance for loan losses for private credit student loans for the quarters ended September 30, 2003, June 30, 2003 and September 30, 2002 and for the nine months ended September 30, 2003 and 2002 is presented in the following table.

	Quarters ended			Nine months ended
	September 30, 2003	June 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Balance at beginning of period	$242	$232	$181	$207	$208
Provision for Managed private credit student loan losses	32	27	32	91	66
Other	—	—	—	7	(36)
Charge-offs	(22)	(19)	(33)	(60)	(61)
Recoveries	3	2	6	10	9

Charge-offs, net of recoveries	(19)	(17)	(27)	(50)	(52)

Balance at end of period	$255	$242	$186	$255	$186

Net charge-offs as a percentage of average Managed private credit student loans (annualized)	..97%	..96%	1.95%	..95%	1.38%
Net charge-offs as a percentage of average Managed private credit student loans in repayment (annualized)	2.01%	1.90%	3.62%	1.89%	2.48%
Private credit allowance as a percentage of average Managed private credit student loans	3.36%	3.46%	3.42%	3.66%	3.73%
Private credit allowance as a percentage of the ending balance of Managed private credit student loans	3.20%	3.34%	3.29%	3.20%	3.29%
Private credit allowance as a percentage of Managed private credit student loans in repayment	6.92%	6.67%	6.27%	6.92%	6.27%
Average balance of Managed private credit student loans in repayment	$3,658	$3,520	$2,935	$3,494	$2,782
Average balance of Managed private credit student loans	$7,595	$6,990	$5,447	$6,977	$4,998
Ending balance of Managed private credit student loans	$7,969	$7,249	$5,664	$7,969	$5,664

        We own a portfolio of defaulted FFELP loans that have been rejected for reimbursement by the guarantor and are uninsured. During the third quarter of 2003, we reclassified these uninsured student loans to private credit student loans and also reclassified the related reserves. In the above table this reclassification is reflected for all periods presented.

Delinquencies—Managed Basis

        The table below shows our private credit student loan delinquency trends for September 30, 2003, June 30, 2003 and September 30, 2002 on a Managed Basis. Delinquencies have the potential to adversely impact earnings if the account charges off and results in increased servicing and collection costs.

	September 30, 2003		June 30, 2003		September 30, 2002
Index
	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$3,818		$3,202		$2,376
Loans in forbearance(2)	463		418		318
Loans in repayment and percentage of each status:
Loans current	3,385	92%	3,356	92%	2,720	91%
Loans delinquent 30-59 days(3)	127	3	110	3	108	4
Loans delinquent 60-89 days	74	2	62	2	56	2
Loans delinquent 90 days or greater	102	3	101	3	86	3

Total Managed private credit student loans in repayment	3,688	100%	3,629	100%	2,970	100%

Total Managed private credit student loans	7,969		7,249		5,664
Managed private credit student loan allowance for losses	(255)		(242)		(186)

Managed private credit student loans, net	$7,714		$7,007		$5,478

Percentage of Managed private credit student loans in repayment	46%		50%		52%

Delinquencies as a percentage of Managed private credit student loans in repayment	8%		8%		8%

(1)
Loans for borrowers who still may be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)
Loans for borrowers who have temporarily ceased making full payments due to hardship or other factors, consistent with the established loan program servicing policies and procedures. Additionally, the forbearance balance at September 30, 2003 included $8 million of career training loans in "closed school" status, whose ultimate disposition is uncertain.

(3)
The period of delinquency is based on the number of days scheduled payments are contractually past due.

"Core Cash" Other Income

        When compared with GAAP other income, "core cash" other income excludes gains on student loan securitizations, servicing and securitization revenue, the derivative market value adjustment per SFAS No. 133 and certain gains and losses on sales of investment securities and student loans. The following table summarizes the components of "core cash" other income for the quarters ended September 30, 2003, June 30, 2003 and September 30, 2002 and for the nine months ended September 30, 2003 and 2002.

Guarantor Servicing Fees, Debt Management Fees and Other Income

	Quarters ended			Nine months ended
	September 30, 2003	June 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Guarantor servicing and debt management fees:
Guarantor servicing fees	$40	$25	$28	$101	$78
Debt management fees	78	52	48	190	137

Total guarantor servicing and debt management fees	$118	$77	$76	$291	$215

Other income:
Late fees	$18	$15	$14	$50	$43
Third party servicing fees	15	14	16	43	45
Mortgage and consumer loan fees	13	15	4	34	8
Other	4	16	24	34	68

Total other income	$50	$60	$58	$161	$164

        The $15 million increase in guarantor servicing fees in the third quarter of 2003 versus the prior quarter is mainly due to seasonal factors and to the growth in the guarantor servicing business. The $12 million increase versus the year-ago quarter is due to the growth in the business, and modification to the manner in which revenue is recognized, thus reducing origination processing fees in the third quarter of 2002. The increase in debt management fees in the third quarter of 2003 versus the year-ago quarter and the second quarter of 2003 is primarily due to the growth in the business, improved performance in rehabilitating student loans and the effect of the FDLP's suspension of their Consolidation Loan program in the second quarter, which deferred $7 million of default portfolio management fees to the third quarter. We earn default portfolio management fees when defaulted Stafford loans are consolidated with the FDLP.

        The $9 million increase in mortgage and consumer loan fees in the third quarter of 2003 versus the year-ago quarter is mainly attributed to an increase in gains on sales of mortgage loans due to the acquisition of Pioneer Mortgage in the second quarter of 2003.

        In the third quarter of 2003, we changed our method of accounting for fees earned by performing information technology enhancements under an agreement with United Student Aid Funds, Inc. ("USA Funds"). Under the new accounting method, we will earn revenue ratably over the contract term upon completion of the project. We previously recognized revenue as services were performed. This change resulted in an $18 million deferral of revenue previously recognized under this contract and is reflected in "Other" in the above table. These fees were previously reflected in "Guarantor Servicing Fees."

"Core Cash" Operating Expenses

        In the third quarter of 2003, "core cash" operating expenses were $177 million versus $169 million in the year-ago quarter and $183 million in the second quarter of 2003. The decrease in operating expenses versus the prior quarter was primarily due to lower legal fees caused by an insurance reimbursement, lower mortgage origination expenses from lower originations, and to a second quarter accrual of severance costs for an information technology outsourcing initiative. The $8 million increase versus the prior year can mainly be attributed to an increase in mortgage operating expenses due to the acquisition of Pioneer Mortgage in the second quarter of 2003, increased servicing and debt management expenses consistent with the growth in borrowers and the growth in the debt management business.

MANAGED STUDENT LOAN ACQUISITIONS

        The following tables summarize the components of both our on-balance sheet and our Managed student loan acquisitions for the quarters ended September 30, 2003, June 30, 2003 and September 30, 2002 and the nine months ended September 30, 2003 and 2002.

	Quarter ended September 30, 2003
	FFELP	Private	Total
Preferred Channel	$2,647	$797	$3,444
Other commitment clients	93	33	126
Spot purchases	176	2	178
Consolidations from third parties	811	40	851
Consolidations from securitized trusts	2,540	—	2,540
Capitalized interest and other	257	(10)	247

Total on-balance sheet student loan acquisitions	6,524	862	7,386
Consolidations to SLM Corporation from securitized trusts	(2,540)	—	(2,540)
Capitalized interest and other — securitized trusts	278	18	296

Total Managed student loan acquisitions	$4,262	$880	$5,142

	Quarter ended June 30, 2003
	FFELP	Private	Total
Preferred Channel	$3,034	$686	$3,720
Other commitment clients	117	—	117
Spot purchases	384	—	384
Consolidations from third parties	167	—	167
Consolidations from securitized trusts	617	—	617
Capitalized interest and other	250	21	271

Total on-balance sheet student loan acquisitions	4,569	707	5,276
Consolidations to SLM Corporation from securitized trusts	(617)	—	(617)
Capitalized interest and other — securitized trusts	145	3	148

Total Managed student loan acquisitions	$4,097	$710	$4,807

	Quarter ended September 30, 2002
	FFELP	Private	Total
Preferred Channel	$2,065	$547	$2,612
Other commitment clients	148	35	183
Spot purchases	257	1	258
Consolidations from third parties	581	—	581
Consolidations from securitized trusts	1,231	—	1,231
Capitalized interest and other	268	(60)	208

Total on-balance sheet student loan acquisitions	4,550	523	5,073
Consolidations to SLM Corporation from securitized trusts	(1,231)	—	(1,231)
Capitalized interest and other — securitized trusts	191	—	191

Total Managed student loan acquisitions	$3,510	$523	$4,033

	Nine months ended September 30, 2003
	FFELP	Private	Total
Preferred Channel	$8,996	$2,325	$11,321
Other commitment clients	266	33	299
Spot purchases	613	2	615
Consolidations from third parties	1,609	40	1,649
Consolidations from securitized trusts	4,490	—	4,490
Capitalized interest and other	771	29	800

Total on-balance sheet student loan acquisitions	16,745	2,429	19,174
Consolidations to SLM Corporation from securitized trusts	(4,490)	—	(4,490)
Capitalized interest and other — securitized trusts	582	31	613

Total Managed student loan acquisitions	$12,837	$2,460	$15,297

	Nine months ended September 30, 2002
	FFELP	Private	Total
Preferred Channel	$7,625	$1,658	$9,283
Other commitment clients	353	35	388
Spot purchases	752	7	759
Consolidations from third parties	1,308	—	1,308
Consolidations from securitized trusts	2,602	—	2,602
Capitalized interest and other	761	(17)	744

Total on-balance sheet student loan acquisitions	13,401	1,683	15,084
Consolidations to SLM Corporation from securitized trusts	(2,602)	—	(2,602)
Capitalized interest and other — securitized trusts	532	—	532

Total Managed student loan acquisitions	$11,331	$1,683	$13,014

        We purchased and originated $5.1 billion of student loans in the third quarter of 2003 compared with $4.0 billion in the year-ago quarter and $4.8 billion in the prior quarter. In both June 2003 and 2002, we delayed the processing of disbursement for Consolidation Loans to allow borrowers to take advantage of lower interest rates that took effect on July 1.

        In the third quarter of 2003, our Preferred Channel originations totaled $5.1 billion versus $4.1 billion in the year-ago quarter and $1.9 billion in the prior quarter. The pipeline of loans currently serviced on our servicing systems and committed for purchase by us was $5.9 billion at September 30, 2003 versus $5.2 billion at September 30, 2002 and $4.4 billion at June 30, 2003.

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SLM CORPORATION SUPPLEMENTAL FINANCIAL INFORMATION THIRD QUARTER 2003 (Dollars in millions, except per share amounts)